For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES THE
APPOINTMENT OF A NEW BOARD MEMBER

SEGUIN, Texas, December 14, 2017 -- Alamo Group Inc.’s (NYSE: ALG) Board of Directors is pleased to announce the appointment of a new independent director to its Board, Richard W. Parod effective December 14, 2017.

Mr. Parod, 64, was a Director and Chief Executive Officer of the Lindsay Corporation (NYSE: LNN) from April 2000 until his retirement on December 1, 2017. Prior to Lindsay he was with The Toro Company (NYSE: TTC) serving as Vice President and General Manager of the Irrigation Division.

Ronald Robinson, Interim Chairman of the Board of Alamo Group, commented, “We are delighted to have Rick join the Board of Alamo. He brings a strong background working with international companies. His experience with public companies in markets similar to ours will benefit Alamo Group in its ongoing development.”
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,300 employees and operates 26 plants in North America, Europe, Australia and Brazil as of September 30, 2017. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

ALAMO GROUP INC. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER        Page 2

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.